COHESANT INC.

CERTIFICATE OF DESIGNATIONS, VOTING POWERS,
PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE
RIGHTS OF SERIES A 8% CUMULATIVE CONVERTIBLE
PREFERRED STOCK

         It is hereby certified that:

I. The name of the corporation is Cohesant Inc. (the “Corporation”), a Delaware corporation.

II. Set forth hereinafter is a statement of the voting powers, preferences, limitations, restrictions, and relative rights of shares of Series A 8% Cumulative Convertible Preferred Stock hereinafter designated as contained in a resolution of the Board of Directors of the Corporation pursuant to a provision of the Certificate of Incorporation of the Corporation permitting the issuance of said Series A 8% Cumulative Convertible Preferred Stock by resolution of the Board of Directors:

Series A 8% Cumulative Convertible Preferred Stock, $.01 par value.

1. Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series A 8% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 725,000 shares. The number of shares may be decreased by resolution of the Board; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding. Each share of Series A Preferred Stock shall have a stated value equal to $2.90 (the "Stated Value"), and a par value of $0.01 per share.

2. Dividends.

    (a) The Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board out of funds legally available for distribution, preferential dividends in cash before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the "Junior Stock") at the rate of 8% simple interest per annum on the Stated Value, payable commencing with the date of issuance and ending of the first to occur of (i) the date on which the Redemption Price (as defined below) on the Series A Preferred Stock is paid by the Corporation or (ii) the date on which such share of Series A Preferred Stock is exchanged for shares of Common Stock as provided herein. Such dividends shall accrue daily and shall be computed on the basis of a 365 day year. If any Series A Preferred Stock is being exchanged for shares of Common Stock, as provided herein, accrued and unpaid dividends shall be paid in additional fully paid and nonassessable shares of Common Stock utilizing the Conversion Price (defined below). The issuance of such additional shares of Common Stock shall constitute full payment of such dividends.

    (b) The dividends on the Series A Preferred Stock at the rates provided above shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the record date of any proposed dividend on the shares of Common Stock shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series A Preferred Stock or any shares of any other class of stock ranking on a parity with the Series A Preferred Stock ("Parity Stock") and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

3. Liquidation.

    (a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the Holders of the Series A Preferred Stock shall be entitled to receive before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the sum of (i) the Stated Value per share of Series A Preferred Stock and (ii) all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to Holders of the Series A Preferred Stock, the Holders of the Common Stock of the Corporation and any other class of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the Holders of the Series A Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series A Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of shares of Junior Stock ratably among the Holders of the Series A Preferred Stock.

4. Conversion into Common Stock. Holders of shares of Series A Preferred Stock shall have the following conversion rights and obligations:

    (a) Subject to the further provisions of this paragraph 4, each Holder of shares of Series A Preferred Stock shall have the right at any time commencing after the issuance date and prior to any Redemption Date (as defined below) to convert each share of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock determined by dividing (i) the Stated Value of the Series A Preferred Stock then in effect by (ii) $1.45 (the "Conversion Price"). Further, at the time of any conversion, all accrued and unpaid dividends on the shares of Series A Preferred Stock shall be converted into additional fully paid and non-assessable shares of Common Stock utilizing the Conversion Price.

    (b) A Holder will give notice of its decision to exercise its right to convert the Series A Preferred Stock or part thereof by delivering an executed and completed Notice of Conversion to the Corporation. Each date on which a Notice of Conversion is delivered to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself or cause the Corporation’s transfer agent to transmit the Corporation's Common Stock certificates or other evidence of ownership representing the Common Stock issuable upon conversion of the Series A Preferred Stock to the Holder via express courier for receipt by such Holder within three (3) business days after receipt by the Corporation of the Notice of Conversion (the "Delivery Date”). If the Holder has a certificate representing its Series A Preferred Stock, it shall surrender such certificate to the Corporation upon evidence that the shares of Common Stock into which the Series A Preferred Stock has been converted have been issued. If there is any balance of the Series A Preferred Stock not so converted, the Corporation, at the request of the Holder, will provide such Holder with a new certificate representing the Series A Preferred Stock still outstanding. To the extent that a Holder elects not to surrender its certificate for Series A Preferred Stock upon redemption or conversion, in whole or in part, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Stated Value of the Preferred Stock then owned by the Holder.

            In the case of the exercise of the conversion rights set forth in paragraph 4(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series A Preferred Stock so converted.

            Upon the conversion of any shares of Series A Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

            The Corporation shall not be required, in connection with any conversion of Series A Preferred Stock, and payment of dividends on Series A Preferred Stock to issue a fraction of a share of its Common Stock and shall instead issue cash in lieu of such fractional share.

    (c) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series A Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this paragraph 4(c) shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event.

    (d) (i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series A Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that Holders of Series A Preferred Stock shall thereafter have the right to convert each share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-paragraph (c) of this paragraph 4. The foregoing provisions of this paragraph 4(d) shall similarly apply to successive mergers.

          (ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series A Preferred Stock shall thereafter have the right to convert each share of the Series A Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

    (e) Whenever the number of shares to be issued upon conversion of the Series A Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series A Preferred Stock notice of such adjusted conversion price.

    (f) In case at any time the Corporation shall propose:

          (i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

          (ii) to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

          (iii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

          (iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Corporation’s transfer agent for the Series A Preferred Stock and for the Common Stock and to the Holders of record of the Series A Preferred Stock.

    (g) So long as any shares of Series A Preferred Stock shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 4 the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock the number of shares of Common Stock that would be necessary to allow the conversion of all outstanding Series A Preferred Stock, plus accrued and unpaid dividends.

    (h) The term “Common Stock” as used in this paragraph 4 shall mean the $0.01 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of Series A Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.

5. Redemption of Series A Preferred Stock

    (a) Commencing on the May 1, 2011, the Corporation will have the option of redeeming the Series A Preferred Stock, in whole or in part, by paying to each Holder of Series A Preferred Stock being redeemed a sum of money equal to the sum of (i) the Stated Value of the Series A Preferred Stock being redeemed and (b) all accrued and unpaid dividends on such Preferred Stock (the "Redemption Amount"). The Corporation’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”) to all Holders of Series A Preferred Stock. The Notice of Redemption shall specify the date for such Redemption (the "Redemption Payment Date"), which date shall be not less than twenty (20) days after service of the Notice of Redemption (the "Redemption Period"). If less than all of the Series A Preferred Stock is to be redeemed, the redemption shall be either pro rata from the Holders of Series A Preferred Stock in proportion to the number of Series A Preferred Stock held by such Holders or by lot or in such other manner as the Board of Directors of the Corporation may determine to be fair and equitable. A Notice of Redemption shall not be effective with respect to any portion of the Series A Preferred Stock for which a Holder has a pending election to convert pursuant to paragraph 4 hereof, or for conversions initiated or made by a Holder during the Redemption Period. On the Redemption Payment Date, the Redemption Amount less any portion of the Redemption Amount against which the Holder has exercised its rights pursuant to paragraph 4, shall be paid to the Holder. In the event the Corporation fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) the Corporation will have no further right to deliver a Notice of Redemption, and (iii) any conversions occurring during the Redemption Period may, at the option of the Holder, be declared null and void by the Holder effectuating the conversion and such Holder shall again be deemed to hold the Series A Preferred Stock and any shares Common Stock issued in such conversion shall be cancelled.

    (b) In addition to the redemption rights afforded under paragraph 5(a), prior to May 1, 2011, in the event the Corporation proposes (i) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) or (ii) the voluntary dissolution, liquidation or winding-up of the Corporation; or (iii) a tender offer for all of the shares of Common Stock has commenced and the Corporation’s Board of Directors has recommended the stockholders accept such offer (the events specified in clauses (i), (ii) and (iii) above, being collectively referred to herein as an “Extraordinary Event”), then the Corporation shall redeem all, but not less than all, of the Series A Preferred Stock, by paying to each Holder of Series A Preferred Stock being redeemed a sum of money equal to the Redemption Amount. The Corporation’s exercise of its mandatory obligation to prepay must be effected by sending a Notice of Redemption to all Holders of Series A Preferred Stock. The Notice of Redemption shall specify the date for such Redemption (the "Redemption Payment Date"), which date shall be not less than twenty (20) days after service of the Notice of Redemption and shall not be a date more than one business day prior to the proposed completion date of the Extraordinary Event (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of the Series A Preferred Stock for which a Holder has a pending election to convert pursuant to paragraph 4 hereof, or for conversions initiated or made by a Holder during the Redemption Period. On the Redemption Payment Date, the Redemption Amount less any portion of the Redemption Amount against which the Holder has exercised its rights pursuant to paragraph 4, shall be paid to the Holder. In the event (a) the Corporation fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein or (b) the Extraordinary Event does not occur, then (i) such Notice of Redemption will be null and void, (ii) the Corporation will have no further right to deliver a Notice of Redemption, and (iii) any conversions occurring during the Redemption Period may, at the option of the Holder, be declared null and void by the Holder effectuating the conversion and such Holder shall again be deemed to hold the Series A Preferred Stock and any shares Common Stock issued in such conversion shall be cancelled.

6. Automatic Conversion. In the event the Corporation engages in a public or private offering of its shares of Common Stock at a price per share of Common Stock of $2.25 or more, and the gross proceeds from such offering is $5,000,000 or more, the Corporation shall have the right, at its option, to cause the Series A Preferred Stock, in whole but not in part, to be automatically converted into shares of Common Stock at the Conversion Price then in effect, with any resulting fractional shares of Common Stock to be settled in cash. To exercise its right to effect an automatic conversion, the Corporation must give notice by mail or by publication to the holders of the Series A Preferred Stock at least ten calendar days prior to the date selected by the Corporation as the effective date of the automatic conversion (the “Automatic Conversion Date”); provided, however, that the Automatic Conversion Date may not be a date prior to the completion date of the foregoing public or private offering.

7. Voting Rights. The Holder of shares of Series A Preferred Stock shall have the following voting rights:

(a)Subject to the provision for adjustment of the number of shares of Common Stock into which each share of Series A Preferred Stock may be converted, as specified in Paragraph 4, the holder of each share of Series A Preferred Stock will be entitled to two votes on all matters submitted to a vote of the stockholders of the Corporation. Except as otherwise provided in this Certificate of Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A 8% Cumulative Convertible Preferred Stock or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock will vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.

(b) Except as set forth above, or as otherwise provided by law, holders of shares of Series A Preferred Stock will have no voting rights.

8. Restrictions and Limitations.

    (a) Amendments to Charter. The Corporation shall not amend its certificate of incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock if such amendment would:

          (i) change the relative seniority rights of the holders of Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series A Preferred Stock;

          (ii) reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series A Preferred Stock;

          (iii) cancel or modify the conversion rights, redemption rights, or voting rights of the holders of Series A Preferred Stock provided for in paragraphs 4, 5, 6, and 7 of this Certificate; or

          (iv) cancel or modify the rights of the holders of the Series A Preferred Stock provided for in this paragraph 8.

9. Status of Converted or Redeemed Stock. In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate be duly executed by its undersigned officer thereunto duly authorized, this 25 day of April, 2008.

                                                                                                             COHESANT INC.

                                                                                                             /s/ Morris H. Wheeler
                                                                                                             By: Morris H. Wheeler, Chairman and CEO